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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors:
NSK-Warner Kabushiki Kaisha


We consent to the incorporation by reference in the registration statement on Form S-3 of BorgWarner Inc. dated November 21, 2001, of our report dated April 27, 2001, with respect to the consolidated balance sheets of NSK-Warner Kabushiki Kaisha and subsidiary as of March 31, 2001 and 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2001 which report appears in the December 31, 2000 Annual Report of Form 10K/A of BorgWarner Inc. and to the reference to our firm under the heading "Experts" in this registration statement.


/s/ KPMG

Tokyo, Japan
November 20, 2001